Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282973

PROSPECTUS

Sixth Street Lending Partners

Offer to Exchange

$750,000,000 aggregate principal amount of 6.500% Notes due 2029

$600,000,000 aggregate principal amount of 5.750% Notes due 2030

For

$750,000,000 aggregate principal amount of 6.500% Notes due 2029

$600,000,000 aggregate principal amount of 5.750% Notes due 2030 registered under the Securities Act of 1933, as amended

Sixth Street Lending Partners (the “Company”, “we”, “us”, or “our”) is offering to exchange all of its outstanding (i) 6.500% Notes due 2029 that were issued in transactions not requiring registration under the Securities Act of 1933, as amended (the “1933 Act”) on March 11, 2024, and June 17, 2024 (the “6.500% Restricted Notes”) and (ii) 5.750% Notes due 2030 that were issued in a transaction not requiring registration under the 1933 Act on September 16, 2024 (the “5.750% Restricted Notes” and together with the 6.500% Restricted Notes, the “Restricted Notes”), for an equal aggregate principal amount of its new (a) 6.500% Notes due 2029 (the “6.500% Exchange Notes”) and (b) 5.750% Notes due 2030 (the “5.750% Exchange Notes” and together with the 6.500% Exchange Notes, the “Exchange Notes”), respectively, that have been registered with the Securities and Exchange Commission (the “SEC”) under the 1933 Act. We refer to the 6.500% Restricted Notes and the 6.500% Exchange Notes together as the “6.500% Notes” and the 5.750% Restricted Notes and the 5.750% Exchange Notes together as the “5.750% Notes.” We refer to the Restricted Notes and the Exchange Notes collectively as the “Notes.”

If you participate in the exchange offer, you will receive Exchange Notes for your Restricted Notes that are validly tendered. The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default. In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 11:59 p.m., New York City time, on January 13, 2025, unless extended.

We will exchange all 6.500% Restricted Notes and 5.750% Restricted Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for the 6.500% Exchange Notes and 5.750% Exchange Notes, respectively. You may withdraw tendered Restricted Notes at any time prior to the expiration of the exchange offer.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC and that no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to complete the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the Restricted Notes, and we do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotations through any automated dealer quotation system.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 12 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2024

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Exchange Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request at:

Sixth Street Lending Partners

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

(469) 621-3001

i

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the exchange offer, which expiration is 11:59 p.m., New York City time, on January 13, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Exchange Notes in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. The accompanying letter of transmittal relating to the Exchange Offer states that, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the Exchange Notes within the meaning of the 1933 Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales or other transfers of Exchange Notes received in the exchange offer for Restricted Notes that were acquired by the broker-dealer as a result of market-making or other trading activities.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 12 of this prospectus, as well as the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any updates to those risk factors contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), all of which we incorporate by reference herein other than as specified.

The Company

Sixth Street Lending Partners (together with its consolidated subsidiaries, the “Fund”, the “Company”, “we”, “us”, or “our”), is a Delaware statutory trust formed on April 5, 2022. We are a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We are externally managed by our adviser, Sixth Street Lending Partners Advisers, LLC (the “Adviser”). The Adviser is an affiliate of Sixth Street Partners, LLC, and its consolidated subsidiaries (“Sixth Street”).

Our investment objective is to generate current income by targeting investments with favorable “risk-adjusted returns,” which are expected returns that are adjusted based on the levels of risk associated with the investments. We seek to generate current income and long-term capital appreciation primarily by investing in U.S.-domiciled upper middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds, equity securities, and other instruments.

By “upper middle-market companies,” we mean companies that have annual EBITDA, which we believe is a useful proxy for cash flow, of greater than $75 million, although we may invest in smaller companies on occasion. “EBITDA” means a company’s earnings before interest, tax, depreciation and amortization.

We invest in first-lien debt, second-lien debt, mezzanine and unsecured debt and equity and other investments. Our first-lien debt may include stand-alone first-lien loans; “last out” first-lien loans, which are loans that have a secondary priority behind super-senior “first out” first-lien loans; “unitranche” loans, which are loans that combine features of first-lien, second-lien and mezzanine debt, generally in a first-lien position; and secured corporate bonds with similar features to these categories of first-lien loans. Our second-lien debt may include secured loans, and, to a lesser extent, secured corporate bonds, with a secondary priority behind first-lien debt.

We seek to create a portfolio over time that includes primarily senior secured investments by investing approximately $125 million to $300 million of capital, on average, across our core positions of upper middle-market companies.

A BDC is a special closed-end investment vehicle that is regulated under the 1940 Act and used to facilitate capital formation by smaller U.S. companies. BDCs are subject to certain restrictions applicable to investment companies under the 1940 Act. As a BDC, at least 70% of our assets must be the type of “qualifying” assets listed in Section 55(a) of the 1940 Act, as described herein, which are generally privately-offered securities issued by U.S. private or thinly-traded companies. We may also invest up to 30% of our portfolio in “non-qualifying” portfolio investments, such as investments in non-U.S. companies. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which is incorporated by reference herein.

Our corporate headquarters are located at 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201. We maintain a website at https://sixthstreetlendingpartners.com. Information contained on our website or on Sixth Street’s website at https://sixthstreet.com is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

Summary of the Terms of the Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussion under the heading “The Exchange Offer.”

Exchange Notes	$750,000,000 aggregate principal amount of 6.500% Notes due 2029 (the “6.500% Exchange Notes”).

$600,000,000 aggregate principal amount of 5.750% Notes due 2030 (the “5.750% Exchange Notes” and, together with the 6.500% Exchange Notes, the “Exchange Notes”).

The terms of our 6.500% Exchange Notes and 5.750% Exchange Notes that have been registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”), are substantially identical to those of our outstanding 6.500% Notes due 2029 (the 6.500% Restricted Notes”) and 5.750% Notes due 2030 (the “5.750% Restricted Notes” and, together with the 6.500% Restricted Notes, the “Restricted Notes”) that were issued in transactions not requiring registration under the 1933 Act on March 11, 2024 and June 17, 2024, with respect to the 6.500% Restricted Notes, and September 16, 2024, with respect to the 5.750% Restricted Notes, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default. In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes. See “Description of the Exchange Notes.”

We refer to the 6.500% Restricted Notes and the 6.500% Exchange Notes together as the “6.500% Notes” and the 5.750% Restricted Notes and the 5.750% Exchange Notes together as the “5.750% Notes”. We refer to the Restricted Notes and the Exchange Notes as the “Notes.”

Restricted Notes	$750,000,000 aggregate principal amount of 6.500% Notes due 2029, which were issued in private placements on March 11, 2024 and June 17, 2024.

$600,000,000 aggregate principal amount of 5.750% Notes due 2030, which were issued in a private placement on September 16, 2024.

The Exchange Offer	In the exchange offer, we will exchange the 6.500% Restricted Notes and 5.750% Restricted Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for a like principal amount of the 6.500% Exchange Notes and 5.750% Exchange Notes, respectively, to satisfy certain of our obligations under the applicable registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon exemptions from registration under the 1933 Act.

In order to be exchanged, outstanding Restricted Notes must be validly tendered and accepted. We will accept any and all Restricted Notes validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on January 13, 2025. Holders may tender some or all of their Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

We will issue Exchange Notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	In connection with the private placement of the 6.500% Restricted Notes, we entered into registration rights agreements with BofA Securities, Inc., as representatives of the several initial purchasers. In connection with the private placement of the 5.750% Restricted Notes, we entered into a registration rights agreement with BofA Securities, Inc., as representatives of the several initial purchasers.

Under each registration rights agreement, we agreed, for the benefit of the holders of the Restricted Notes, to use commercially reasonable efforts to:

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file a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default;

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cause the Exchange Offer Registration Statement to become effective and continuously effective, supplemented and amended, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement becomes or is declared effective and (ii) the date on which a broker-dealer registered under the 1933 Act is no longer required to deliver a prospectus in connection with market-making or other trading activities; and

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cause the exchange offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become or been declared effective, but in no event later than 365 days after the initial issuance of the Restricted Notes (or if such 365th day is not a business day, the next succeeding business day).

The registration statement of which this prospectus forms a part constitutes an Exchange Offer Registration Statement for purposes of the registration rights agreements.

We also agreed to keep the Exchange Offer Registration Statement effective for not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that in no event shall such period be less than 20 business days after the commencement of the exchange offer. If we fail to meet certain conditions described in the applicable registration rights agreement (“Registration Default”), then, with respect to the first 90-day period immediately following the occurrence of such Registration Default, the interest rate borne by the affected series of Restricted Notes will be increased by 0.25% per annum and will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of additional interest of 0.50% per annum (the “Additional Interest”). Additional Interest due pursuant to Registration Defaults will be paid in cash on the relevant interest payment date to holders of record on the relevant regular record dates. Following the cure of all Registration Defaults relating to any particular Restricted Notes, the interest rate borne by the Restricted Notes will be reduced to the original interest rate borne by Restricted Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Restricted Notes will again be increased pursuant to the foregoing provisions.

If the Company is not able to effect the exchange offer, the Company will be obligated to file a shelf registration statement covering the resale of the Notes and use its commercially reasonable efforts to cause such registration statement to be declared effective.

A copy of each registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Resales of Exchange Notes	We believe that the Exchange Notes received in the exchange offer may be resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the 1933 Act (subject to the limitations described below). This, however, is based on your representations to us that:

(1)	you are acquiring the Exchange Notes in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the Exchange Notes;

(3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

(4)	you are not our “affiliate,” as that term is defined in Rule 405 under the 1933 Act;

(5)	you are not a broker-dealer tendering Restricted Notes acquired directly from us for your own account; and

(6)	you are not acting on behalf of any person that could not truthfully make these representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993). We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you cannot make the representations described above:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you may not participate in the exchange offer; and

•

you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of your Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on January 13, 2025, unless we decide to extend the exchange offer. We do not currently intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of Restricted Notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering Restricted Notes

The Restricted Notes are represented by global securities in fully registered form without coupons. Beneficial interests in the Restricted Notes are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests and are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

Accordingly, if you wish to exchange your Restricted Notes for Exchange Notes pursuant to the exchange offer, you must transmit to U.S. Bank Trust Company, National Association, our exchange agent, prior to the expiration of the exchange offer, a computer-generated message transmitted through DTC’s Automated Tender Offer Program, which we refer to as “ATOP,” system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal (“Letter of Transmittal”). See “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Procedures for Beneficial Owners	If you are the beneficial owner of Restricted Notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name your Restricted Notes are held and instruct that person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all Restricted Notes that are validly tendered (and not withdrawn) in the exchange offer prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. The Exchange Notes to be issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants promptly following completion of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any tender of your Restricted Notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer by following the procedures described in this prospectus and the letter of transmittal. Any Restricted Notes that have been tendered for exchange but are withdrawn or otherwise not exchanged for any reason will be returned by credit to the accounts at DTC of the applicable DTC participants, without cost to you, promptly after withdrawal of such Restricted Notes or expiration or termination of the exchange offer, as the case may be. See “The Exchange Offer—Withdrawal Rights.”

No Appraisal or Dissenters’ Rights	Holders of the Restricted Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association, the trustee (the “Trustee”) under the Indenture (defined below) governing the Notes,

is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	If you do not participate or validly tender your Restricted Notes in the exchange offer:

•	you will retain Restricted Notes that are not registered under the 1933 Act and that will continue to be subject to restrictions on transfer that are described in the legend on the Restricted Notes;

•	you will not be able, except in very limited instances, to require us to register your Restricted Notes under the 1933 Act;

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you will not be able to resell or transfer your Restricted Notes unless they are registered under the 1933 Act or unless you resell or transfer them pursuant to an exemption from registration under the 1933 Act; and

•	the trading market for your Restricted Notes will become more limited to the extent that other holders of Restricted Notes participate in the exchange offer.

Certain Material U.S. Federal Income Tax Considerations	Your exchange of Restricted Notes for Exchange Notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms of the Exchange Notes.

Issuer	Sixth Street Lending Partners

Notes Offered	$750,000,000 aggregate principal amount of 6.500% Notes due 2029.

$600,000,000 aggregate principal amount of 5.750% Notes due 2030.

Maturity Date	The 6.500% Exchange Notes will mature on March 11, 2029.

The 5.750% Exchange Notes will mature on January 15, 2030.

Ranking	The Exchange Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Exchange Notes. The Exchange Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, or junior, effectively subordinated, or junior, to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness and other obligations (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of September 30, 2024, our total consolidated indebtedness, at par value, was approximately $3.536 billion, $2.186 billion of which was secured, and $1.350 billion of which was unsecured or indebtedness of our subsidiaries.

Interest and Payment Dates	The 6.500% Notes bear cash interest from March 11, 2024, at an annual rate of 6.500% payable on March 11 and September 11 of each year, which began on September 11, 2024. The 5.750% Notes bear cash interest from September 16, 2024, at an annual rate of 5.750% payable on January 15 and July 15 of each year, beginning on January 15, 2025. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Optional Redemption	We may redeem some or all of the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on, in the case of the 6.500% Notes, February 11, 2029 (the date falling one month prior to the maturity date of the 6.500% Notes) and in the case of the 5.750% Notes, December 15, 2029 (the date falling one month prior to the maturity date of the 5.750% Notes) (each a “Par Call Date”)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate (as defined below) plus 40 basis points in the case of the 6.500% Notes and plus 35 basis points in the case of the 5.750% Notes, less (b) interest accrued to the date of redemption, or (2) 100% of the principal amount of the Notes to be redeemed; provided, however, that if we redeem any Notes on or after the Par Call Date, the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the date redemption. “Treasury Rate” means, with respect to any redemption date of the Notes, the yield determined by us in accordance with the below.

Change of Control; Offer to Repurchase	If a Change of Control Repurchase Event described under “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, holders of the Exchange Notes will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Restricted Notes, the terms of which are substantially identical to the Exchange Notes. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

Book-Entry Form	The Exchange Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the Exchange Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described below. See “Description of the Exchange Notes—Book-Entry System.”

Trustee	The Trustee for the Exchange Notes will be U.S. Bank Trust Company, National Association.

Governing Law	The Indenture and the Restricted Notes are, and the Exchange Notes will be, governed by the laws of the State of New York without regard to conflict of laws principles thereof.

Risk Factors	You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for an explanation of certain risks of investing in the Exchange Notes. See “Risk Factors.”

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the risks described under “Cautionary Statement Regarding Forward-Looking Statements” and under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any updates to those risks contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which are incorporated by reference in this prospectus, other than as specified, and the following risks before investing in the Exchange Notes.

Risks Related to the Exchange Notes

The Exchange Notes are unsecured and therefore are effectively subordinated to any secured indebtedness we may incur.

The Exchange Notes are not secured by any of our assets or any of the assets of our subsidiaries. As a result, the Exchange Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured in respect of which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Exchange Notes. As of September 30, 2024, our total consolidated indebtedness, at par value, was approximately $3.536 billion, $2.186 billion of which was secured and $1.350 billion of which was unsecured indebtedness or indebtedness of our subsidiaries.

The Exchange Notes are subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Exchange Notes are obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Exchange Notes and the Exchange Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. As of September 30, 2024, none of the indebtedness, at par value, required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Exchange Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Exchange Notes are subordinated structurally to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries is structurally senior to the Exchange Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Exchange Notes.

A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Exchange Notes, if any, could cause the liquidity or market value of the Exchange Notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Exchange Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Exchange Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any initial purchaser undertakes any obligation to maintain our credit ratings or to advise holders of the Exchange Notes of any changes in our credit ratings.

The Exchange Notes are subject to periodic review by Moody’s Investors Service (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). There can be no assurance that their respective credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the applicable ratings agency if in its judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our business, financial condition and results of operations, so warrant.

An increase in market interest rates could result in a decrease in the market value of the Exchange Notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Exchange Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Exchange Notes bearing interest at fixed rates and market interest rates increase, the market values of those Exchange Notes may decline. We cannot predict the future level of market interest rates.

The Indenture governing the Exchange Notes contains limited protection for holders of the Exchange Notes.

The Indenture governing the Exchange Notes offers limited protection to holders of the Exchange Notes. The terms of the Indenture and the Exchange Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Exchange Notes. In particular, the terms of the Indenture and the Exchange Notes do not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Exchange Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Exchange Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Exchange Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Exchange Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified generally by Section 61(a) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Exchange Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the terms of the Indenture and the Exchange Notes do not protect holders of the Exchange Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity other than as described under “Description of the Exchange Notes—Events of Default” in this prospectus.

Our ability to recapitalize, incur additional debt and take a number of other actions are not limited by the terms of the Exchange Notes and may have important consequences for you as a holder of the Exchange Notes, including making it more difficult for us to satisfy our obligations with respect to the Exchange Notes or negatively affecting the trading value of the Exchange Notes. Other debt we issue or incur in the future could contain more protections for its holders than the Indenture and the Exchange Notes, including additional covenants and events of default. See “Risk Factors—Risks Related to Debt Financing—We borrow money, which magnifies the potential for gain or loss and increases the risk of investing in us.” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference herein. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Exchange Notes.

The optional redemption provision may materially adversely affect your return on the Exchange Notes.

The Exchange Notes are redeemable in whole or in part upon certain conditions at any time and from time to time at our option. We may choose to redeem the Exchange Notes at times when prevailing interest rates are lower than the interest rate paid on the Exchange Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Exchange Notes being redeemed.

There is currently no public market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop or is not maintained, you may not be able to sell them.

The Exchange Notes are a new issue of debt securities for which there currently is no trading market. We do not currently intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the initial purchasers in the private offerings of the outstanding Restricted Notes have advised us that they intend to make a market in the Exchange Notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the Exchange Notes, and they may discontinue their market-making activities at any time without notice. Accordingly, we cannot assure you that an active and liquid trading market will develop or continue for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Exchange Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Exchange Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under our revolving Credit Facility or Subscription Facility, or under other indebtedness to which we may be a party, that is not waived by the required lenders or holders and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Revolving Credit Facility, Subscription Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders or holders under the agreements governing our indebtedness, or other indebtedness that we may incur in the future, to avoid being in default. If we breach our covenants under the agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

If we are unable to repay debt, lenders having secured obligations, including the lenders under our Revolving Credit Facility or Subscription Facility, could proceed against the collateral securing the debt. Because our Revolving Credit Facility and Subscription Facility have, the Indenture will have, and any future debt will likely have, customary cross-default provisions, if the indebtedness thereunder, hereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. See “Description of the Exchange Notes” in this prospectus.

We may not be able to repurchase the Exchange Notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the Exchange Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Exchange Notes may require us to repurchase for cash some or all of the Exchange Notes at a repurchase price equal to 100% of the aggregate principal amount of the Exchange Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. The source of funds for that purchase of Exchange Notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, investment repayments, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Exchange Notes tendered.

Our failure to purchase such tendered Exchange Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the Indenture governing the Exchange Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness and/or to make the required repurchase of the Exchange Notes. See “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus for additional information.

We may be subject to certain corporate-level taxes which could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.

We may be subject to certain corporate-level taxes regardless of whether we continue to qualify as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. Additionally, should we fail to qualify as a RIC, we would be subject to corporate-level taxes on all of our taxable income. The imposition of corporate-level taxes could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Exchange Notes.

Risks Related to the Exchange Offer

If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid.

Restricted Notes that you do not validly tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the 1933 Act and applicable state securities laws. We will issue the Exchange Notes in exchange for the Restricted Notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Restricted Notes.” Because we anticipate that most holders of the Restricted Notes will elect to exchange their outstanding Restricted Notes, we expect that the liquidity of the market for the Restricted Notes remaining after the completion of the exchange offer will be substantially limited, which may have an adverse effect upon and increase the volatility of the market price of the outstanding Restricted Notes. Any Restricted Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding Restricted Notes at maturity. Further, following the exchange offer, if you did not exchange your Restricted Notes, you generally will not have any further registration rights, and Restricted Notes will continue to be subject to certain transfer restrictions.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the 1933 Act.

Any broker-dealer that (1) exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes or (2) resells Exchange Notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the 1933 Act.

You may not receive the Exchange Notes in the exchange offer if the exchange offer procedures are not validly followed.

We will issue the Exchange Notes in exchange for your Restricted Notes only if you validly tender such Restricted Notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the Restricted Notes for exchange. If you are the beneficial holder of Restricted Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Restricted Notes in the exchange offer, you should promptly contact the person through whom your Restricted Notes are held and instruct that person to tender the Restricted Notes on your behalf.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Restricted Notes, the terms of which are substantially identical to the Exchange Notes. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

In addition to factors previously identified elsewhere in the reports and other documents we have filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	an economic downturn, which could impair our portfolio companies’ abilities to continue to operate and could lead to the loss of some or all of our investments in those portfolio companies;

•

such an economic downturn could disproportionately impact the companies in which we have invested and others that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	such an economic downturn could also impact availability and pricing of our financing;

•	an inability to access the capital markets could impair our ability to raise capital and our investment activities; and

•	inflation could negatively impact our business, including our ability to access the debt markets on favorable terms, or could negatively impact our portfolio companies;

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this report. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this prospectus. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. Because we are an investment company, the forward-looking statements and projections contained in this prospectus are excluded from the safe harbor protection provided by Section 21E of the U.S. Securities Exchange Act of 1934 Act, as amended (the “1934 Act”).

Discussions containing these forward-looking statements may be found in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and Quarterly Reports on Form 10-Q of the Company, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in this prospectus, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Company’s subsequent Quarterly Reports on Form 10-Q. These projections and forward-looking statements apply only as of the date of this prospectus. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law. These forward-looking statements apply only as of the date of this prospectus. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued $750,000,000 aggregate principal amount of the 6.500% Restricted Notes and $600,000,000 aggregate principal amount of the 5.750% Restricted Notes in transactions not requiring registration under the 1933 Act on March 11, 2024 and June 17, 2024, with respect to the 6.500% Restricted Notes, and September 16, 2024, with respect to the 5.750% Restricted Notes.

The 6.500% Restricted Notes were issued, and the 6.500% Exchange Notes will be issued, pursuant to a base indenture dated as of March 11, 2024 (the “Base Indenture”), the first supplemental indenture to the Base Indenture, dated as of March 11, 2024 (the “First Supplemental Indenture”) and the second supplemental indenture to the Base Indenture, dated as of June 17, 2024 (the “Second Supplemental Indenture”), between us and the Trustee. The 5.750% Restricted Notes were issued, and the 5.750% Exchange Notes will be issued, pursuant to the Base Indenture and the third supplemental indenture, dated as of September 16, 2024, to the Base Indenture (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) between us and the Trustee.

In connection with such Restricted Notes issuances, we entered into registration rights agreements, which require that we file this registration statement under the 1933 Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes.

Under each registration rights agreement, we agreed, for the benefit of the holders of the Restricted Notes, to use commercially reasonable efforts to:

•

file the Exchange Offer Registration Statement with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default;

•

cause the Exchange Offer Registration Statement to become effective and continuously effective, supplemented and amended, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement becomes or is declared effective and (ii) the date on which a broker-dealer registered under the 1933 Act is no longer required to deliver a prospectus in connection with market-making or other trading activities; and

•

cause the exchange offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become or been declared effective, but in no event later than 365 days after the initial issuance of the Restricted Notes (or if such 365th day is not a business day, the next succeeding business day).

We also agreed to keep the Exchange Offer Registration Statement effective for not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that in no event shall such period be less than 20 business days after the commencement of the exchange offer. If there is a Registration Default, then, with respect to the first 90-day period immediately following the occurrence of such Registration Default, the interest rate borne by the affected series of Restricted Notes will be increased by 0.25% per annum and will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of additional interest of 0.50% per annum. Additional Interest due pursuant to Registration Defaults will be paid in cash on the relevant interest payment date to holders of record on the relevant regular record dates. Following the cure of all Registration Defaults relating to any particular Restricted Notes, the interest rate borne by the Restricted Notes will be reduced to the original interest rate borne by Restricted Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Restricted Notes will again be increased pursuant to the foregoing provisions.

If the Company is not able to effect the exchange offer, the Company will be obligated to file a shelf registration statement covering the resale of the Notes and use its commercially reasonable efforts to cause such registration statement to be declared effective.

The Exchange Notes will be issued without a restrictive legend, and except as set forth below, you may resell or otherwise transfer them without registration under the 1933 Act. After we complete the exchange offer, our obligation to register the exchange of Exchange Notes for Restricted Notes will terminate. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), subject to the limitations described in the succeeding three paragraphs, we believe that you may resell or otherwise transfer the Exchange Notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the 1933 Act. Our belief, however, is based on your representations to us that:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not our “affiliate” as that term is defined in Rule 405 under the 1933 Act;

•	you are not a broker-dealer tendering Restricted Notes acquired directly from us for your own account; and

•	you are not acting on behalf of any person that could not truthfully make these representations.

If you cannot make the representations described above, you may not participate in the exchange offer, you may not rely on the staff’s interpretations discussed above, and you must, in the absence of an exemption therefrom, comply with registration and the prospectus delivery requirements of the 1933 Act in order to resell your Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. See “Plan of Distribution.”

We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you are not eligible to participate in the exchange offer, you can elect to have your Restricted Notes registered for resale on a “shelf” registration statement pursuant to Rule 415 under the 1933 Act. In the event that we are obligated to file a shelf registration statement, we will be required to use commercially reasonable efforts to keep the shelf registration statement effective for so long as such Restricted Notes remain registrable securities under the applicable registration rights agreement. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the 1933 Act. See “—Procedures for Tendering Restricted Notes.”

Consequences of Failure to Exchange

If you do not participate or validly tender your Restricted Notes in the exchange offer:

•

you will retain your Restricted Notes that are not registered under the 1933 Act and they will continue to be subject to restrictions on transfer that are described in the legend on the Restricted Notes;

•

you will not be able to require us to register your Restricted Notes under the 1933 Act unless, as set forth above, you do not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•

you will not be able to resell or otherwise transfer your Restricted Notes unless they are registered under the 1933 Act or unless you offer to resell or transfer them pursuant to an exemption under the 1933 Act; and

•	the trading market for your Restricted Notes will become more limited to the extent that other holders of Restricted Notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on January 13, 2025, the expiration date of the exchange offer. We will issue $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of the Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer; however, Restricted Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants.

The form and terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default. In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes (except for Restricted Notes sold pursuant to the shelf registration statement described above). The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes.

As of the date of this prospectus, $750,000,000 aggregate principal amount of the 6.500% Restricted Notes and $600,000,000 aggregate principal amount of the 5.750% Restricted Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Restricted Notes if and when we have given oral (any such oral notice to be promptly confirmed in writing) or written notice of our acceptance to U.S. Bank Trust Company, National Association, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the Exchange Notes for the tendering noteholders. If we do not accept any tendered Restricted Notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return such Restricted Notes by credit to the accounts at DTC of the applicable DTC participants, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth under “—Transfer Taxes,” with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extension; Amendment

The expiration date for the exchange offer will be 11:59 p.m., New York City time, on January 13, 2025, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we may delay acceptance of any Restricted Notes by giving oral (any such oral notice to be promptly confirmed in writing) or written notice of the extension to the exchange agent and give each registered holder of Restricted Notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion:

•	to accept tendered Restricted Notes upon the expiration of the exchange offer, and extend the exchange offer with respect to untendered Restricted Notes;

•

subject to applicable law, to delay accepting any Restricted Notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions set forth under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral (any such oral notice to be promptly confirmed in writing) or written notice of such delay or termination to the exchange agent; or

•	to amend or waive the terms and conditions of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to issue the Exchange Notes, or return the Restricted Notes tendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering Restricted Notes

The Restricted Notes are represented by global securities without interest coupons in fully registered form, registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the global securities are held by direct or indirect participants in DTC through certificateless depositary interests and are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You are not entitled to receive certificated Restricted Notes in exchange for your beneficial interest in these global securities except in limited circumstances described in “Description of the Exchange Notes—Book-Entry System.”

Accordingly, you must tender your Restricted Notes pursuant to DTC’s ATOP procedures. As the DTC’s ATOP system is the only method of processing exchange offers through DTC, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of the ATOP system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Restricted Notes through the ATOP system, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal, including the representations to us described above under “—Purpose and Effect of the Exchange Offer,” and be received by the exchange agent prior to 11:59 p.m., New York City time, on the expiration date.

If you hold Restricted Notes through a broker, dealer, commercial bank, trust company, other financial institution or other nominee, each referred to herein as an “intermediary,” and you wish to tender your Restricted Notes, you should contact such intermediary promptly and instruct such intermediary to tender on your behalf. So long as the Restricted Notes are in book-entry form represented by global securities, Restricted Notes may only be tendered by your intermediary pursuant to DTC’s ATOP procedures.

If you tender a Restricted Note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Restricted Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all Restricted Notes not validly tendered or any Restricted Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain Restricted Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your Restricted Notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of Restricted Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your Restricted Notes will be returned to you unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer, if:

•	you invalidly tender your Restricted Notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or invalid tender.

•	In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases of or offers for Restricted Notes could differ from the terms of the exchange offer.

In all cases, the issuance of Exchange Notes for Restricted Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of a timely book-entry confirmation of your Restricted Notes into the exchange agent’s account at DTC, a computer-generated message instead of the Letter of Transmittal, and all other required documents. If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than you indicate your desire to exchange, the unaccepted or non-exchanged Restricted Notes, or Restricted Notes in substitution therefor, will be returned without expense to you by credit to the accounts at DTC of the applicable DTC participant, as promptly as practicable after rejection of tender or the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Restricted Notes at DTC for purposes of the exchange offer after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Restricted Notes being tendered by causing DTC to transfer such Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Any DTC participant wishing to tender Restricted Notes in the exchange offer (whether on its own behalf or on behalf of the beneficial owner of Restricted Notes) should transmit its acceptance to DTC sufficiently far in advance of the expiration of the exchange offer so as to permit DTC to take the following actions prior to 11:59 p.m., New York City time, on the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent a confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include a confirmation that such DTC participant acknowledges and agrees (on behalf of itself and on behalf of any beneficial owner of the applicable Restricted Notes) to be bound by the letter of transmittal. All of the foregoing, together with any other required documents, must be delivered to and received by the exchange agent prior to 11:59 p.m., New York City time, on the expiration date.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw tenders of your Restricted Notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive an electronic ATOP transmission of the notice of withdrawal at its address set forth below under “—Exchange Agent,” prior to 11:59 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	specify the name and DTC account number of the DTC participant that tendered such Restricted Notes;

•	specify the principal amount of Restricted Notes to be withdrawn;

•	specify the name and account number of the DTC participant to which the withdrawn Restricted Notes should be credited; and

•	contain a statement that the holder is withdrawing its election to have the Restricted Notes exchanged.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any Restricted Notes that have been withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Restricted Notes that have been tendered for exchange but that are withdrawn and not exchanged will be returned by credit to the account at DTC of the applicable DTC participant without cost as soon as practicable after withdrawal. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or prior to 11:59 p.m., New York City time, on the expiration date.

No Appraisal or Dissenters’ Rights

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the acceptance of any Restricted Notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to complete the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Restricted Notes validly tendered, and no Exchange Notes will be issued in exchange for any tendered Restricted Notes, if, at the time the Restricted Notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, the Letter of Transmittal and other related documents should be directed to the exchange agent addressed as follows:

U.S. Bank Trust Company, National Association, as Exchange Agent

By Registered or Certified Mail, Overnight Delivery on or before

11:59 p.m. New York City Time on the Expiration Date:

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Information or Confirmation by Telephone Call:

(800) 934-6802

By Email or Facsimile Transmission (for Eligible Institutions only):

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

The exchange agent also acts as the Trustee under the Indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person, by email or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $200,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your Restricted Notes unless Exchange Notes are to be registered in the name of, or Restricted Notes (or any portion thereof) not tendered or not accepted in the exchange offer are to be returned to, a person other than the registered tendering holder of the Restricted Notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax. In addition, tendering holders will be responsible for any transfer tax imposed for any reason other than the transfer of Restricted Notes to, or upon the order of, the Company pursuant to the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the Exchange Notes under generally accepted accounting principles in the United States of America (“GAAP”).

DESCRIPTION OF THE EXCHANGE NOTES

We issued the 6.500% Restricted Notes, and will issue the 6.500% Exchange Notes, under the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture. We issued the 5.750% Restricted Notes, and will issue the 5.750% Exchange Notes, under the Base Indenture and the Third Supplemental Indenture. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of the Notes.

Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Notes or the Indenture, as applicable.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Restricted Notes are, and the Exchange Notes will be, our general senior unsecured obligations ranking equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The 6.500% Notes and the 5.750% Notes will mature on March 11, 2029 and January 15, 2030, respectively, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Repurchase Event.” The Exchange Notes and the Restricted Notes that remain outstanding after the exchange offer will be a single series under the Indenture.

The 6.500% Restricted Notes bear, and the 6.500% Exchange Notes will bear, cash interest at the rate of 6.500% per annum from March 11, 2024, to the stated maturity or date of earlier redemption. Interest on the 6.500% Notes will be payable semi-annually in arrears on each of March 11 and September 11, commencing September 11, 2024 (if an interest payment date falls on a day that is not a business day, then the applicable interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of such delayed payment), to the persons in whose names such notes were registered at the close of business on the immediately preceding March 11 and September 11 (whether or not a business day), respectively.

The 5.750% Restricted Notes bear, and the 5.750% Exchange Notes will bear, cash interest at the rate of 5.750% per annum from September 16, 2024, to the stated maturity or date of earlier redemption. Interest on the 5.750% Notes will be payable semi-annually in arrears on each of January 15 and July 15, commencing January 15, 2025 (if an interest payment date falls on a day that is not a business day, then the applicable interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of such delayed payment), to the persons in whose names such notes were registered at the close of business on the immediately preceding January 15 and July 15 (whether or not a business day), respectively.

Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the Notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date or the stated maturity date or date of early redemption of the Notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the 6.500% Restricted Notes in an aggregate principal amount of $750 million and the 5.750% Restricted Notes in an aggregate principal amount of $600 million on March 11, 2024 and June 17, 2024, with respect to the 6.500% Restricted Notes, and September 16, 2024, with respect to the 5.750% Restricted Notes, in transactions not requiring registration under the 1933 Act.

The Indenture does not limit the aggregate principal amount of the debt securities which we may issue thereunder and provides that we may issue debt securities thereunder from time to time in one or more series. We may, without the consent of the holders of the Notes, issue additional Notes in a “qualified reopening” for U.S. federal income tax purposes, with less than a de minimis amount of original issue discount (in any such case, other than any Exchange Notes, “Additional Notes”) under the Indenture with the same ranking and the same interest rate, maturity and other terms as the Notes of a series; provided that, if such Additional Notes are not fungible with the Notes of the applicable series (or any other tranche of Additional Notes) for U.S. federal income tax purposes, then such Additional Notes will have different CUSIP numbers from the Notes of such series (and any such other tranche of Additional Notes). Any Additional Notes and the existing Notes of a series will constitute a single series under the Indenture and all references to the relevant Notes herein will include the Additional Notes unless the context otherwise requires.

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a Note for registration of transfer, we, the Trustee and any other agent of ours or the Trustee may treat the registered holder of each Note as the owner of such Note for the purpose of receiving payments of principal of and interest on such Note and for all other purposes whatsoever.

The Indenture does not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of the Notes.

The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

Optional Redemption

We may redeem some or all of the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 40 basis points and 35 basis points for the 6.500% Notes and the 5.750% Notes, respectively, less (b) interest accrued to the date of redemption, or

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case accrued and unpaid interest thereon to the redemption date of the Notes.

Notwithstanding the foregoing, at any time on or after the Par Call Date, the Company may redeem some of or all of the Notes, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of the Notes to be redeemed not less than 10 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the Trustee and, so long as the Notes are registered to DTC or its nominee, the DTC; provided, however, that no such partial redemption will reduce the portion of the principal amount of a Note not redeemed to less than $2,000. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Treasury Rate” means, with respect to any redemption date of the Notes, the yield determined by us in accordance with the below.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)— H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date of the Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date of the Notes, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date of the Notes but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date of the Notes, one with a maturity date preceding the applicable Par Call Date of the Notes and one with a maturity date following the applicable Par Call Date of the Notes, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date of the Notes. If there are two or more United States Treasury securities maturing on the applicable Par Call Date of the Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New

York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price of any of the Notes shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee will not be responsible or liable for determining, confirming, or verifying the redemption price.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount thereabove) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will send a notice to each holder and the Trustee describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder an Exchange Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each Exchange Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of our and credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the credit facility at that time and to terminate the financing arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and/or our most recently Quarterly Report on Form 10-Q, each of which is incorporated by reference herein, for a general discussion of our and our subsidiaries’ indebtedness.

Our future debt instruments may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes or our other debt. See “Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus for more information.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Exchange Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Sixth Street Lending Partners and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Sixth Street Lending Partners or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of Sixth Street Lending Partners, measured by voting power rather than number of shares; or

(3) the approval by Sixth Street Lending Partners’ stockholders of any plan or proposal relating to the liquidation or dissolution of Sixth Street Lending Partners.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of Sixth Street Lending Partners, 50% or more of the outstanding equity interests of which are owned by Sixth Street Lending Partners and its direct or indirect subsidiaries and of which Sixth Street Lending Partners possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service or any successor thereto.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) Sixth Street Lending Partners Advisers, LLC or any affiliate of Sixth Street Lending Partners Advisers, LLC that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Rating Agency” means:

(1) each of Fitch and Moody’s; and

(2) if either of Fitch or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or Moody’s, or both, as the case may be.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the Base Indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the Base Indenture and the following covenants, the following covenants shall govern:

Merger, Consolidation or Sale of Assets

The Indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of Sixth Street Lending Partners or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•

we are the surviving person (the “Surviving Person”) or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•

the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and the applicable registration rights agreement to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•

we shall deliver, or cause to be delivered, to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant, that all conditions precedent in the Indenture relating to such transaction have been complied with and that such supplemental indenture is valid, binding and enforceable against the successor company.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Other Covenants

•

We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject thereto, Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions, but giving effect, in either case, to any exemptive relief granted to us by the SEC.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default

Each of the following is an event of default:

(1) default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3) our failure for 60 consecutive days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding to us and the Trustee, as applicable, has been received to comply with any of our other agreements contained in the Notes or Indenture;

(4) default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with Sixth Street Lending Partners for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, or any successor provisions, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the 1940 Act) of less than 100% giving effect to any amendments to such provisions of the 1940 Act or to any exemptive relief granted to us by the SEC; and

(6) certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 90 days.

If an event of default occurs and is continuing and a responsible officer of the Trustee has received written notice or has actual knowledge thereof, then and in every such case (other than an event of default specified in item (6) above) the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the Trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the Trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i) such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

(ii) the holders of not less than 25% in principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such event of default;

(iii) such holder or holders have offered to the Trustee security or indemnity satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with the Indenture, (ii) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction and (iii) the Trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the Indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the Indenture.

Within 90 days after the occurrence of any default under the Indenture with respect to the Notes, the Trustee shall transmit notice of such default actually known to a responsible officer of the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the Indenture. Defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the Trustee an opinion of counsel stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon, the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, we can legally release ourselves from all payment and other obligations on the Notes. Covenant defeasance means that, subject to the satisfaction of certain conditions, including, but not limited to, (i) depositing in trust for the benefit of the holders of the Notes a combination of money and/or U.S. government or U.S. government agency notes or bonds that will generate enough cash, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to make interest, principal and any other payments on the Notes on their various due dates and (ii) delivering to the trustee an opinion of counsel to the effect that the holders of the Notes and any coupons appertaining thereto will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, we will be released from some of the restrictive covenants in the Indenture.

Trustee

U.S. Bank Trust Company, National Association, is the trustee, security registrar and paying agent. U.S. Bank Trust Company, National Association, in its capacity, including without limitation as trustee, security registrar and paying agent, assumes no responsibility (or liability) for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this offering memorandum or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information. Neither the trustee nor any paying agent shall be responsible for determining whether any Change of Control or Below Investment Grade Rating Event has occurred and whether any Change of Control offer with respect to the Notes is required.

We may maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

“corporate trust office” means the corporate trust office of the trustee, at which at any particular time its corporate trust business with respect to the Indenture shall be administered, which office is currently located at U.S. Bank Trust Company, National Association, 100 Wall Street, New York, New York 10005.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation any act or provision of any present or future law or regulation or governmental authority, natural disaster, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, labor dispute, disease, epidemic or pandemic, quarantine, national emergency and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or other unavailability of the Federal Reserve Bank wire or facsimile or telex system or other funds transfer system or other wire or communication facility or unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Each of the Trustee, security registrar, and paying agent will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the Indenture.

Governing Law

The Indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.

Book-Entry, Settlement and Clearance

Global Notes

Except as set forth below, Notes will be issued in registered, global form, without interest coupons (the “Global Notes”). The Global Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (the “Certificated Notes”) except in the limited circumstances described below. See “—Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

So long as the Notes are held in global form, Euroclear, Clearstream and/or DTC, as applicable, (or their respective nominees) will be considered the sole holders of Global Notes for all purposes under the Indenture. As such, participants must rely on the procedures of Euroclear, Clearstream and/or DTC and indirect participants must rely on the procedures of Euroclear, Clearstream and/ or DTC and the participants through which they own interests in the Notes, or Book-Entry Interests, in order to exercise any rights of holders under the Indenture.

So long as DTC, Euroclear or Clearstream’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC, Euroclear or Clearstream to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, Euroclear or Clearstream, on the procedures of the DTC, Euroclear or Clearstream participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC, Euroclear or Clearstream’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, Euroclear or Clearstream, or for maintaining, supervising or reviewing any records of DTC, Euroclear or Clearstream relating to those interests.

Payments by participants and indirect participants in DTC, Euroclear or Clearstream to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC, Euroclear or Clearstream.

Transfers between participants in DTC, Euroclear or Clearstream will be effected under DTC, Euroclear or Clearstream’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC, Euroclear or Clearstream identifies as a beneficial owner of the related Notes only if:

•	DTC, Euroclear or Clearstream notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Restricted Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes, (i) you will not recognize gain or loss as a result of the exchange, (ii) the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes exchanged therefor and (iii) the basis of the Exchange Notes you receive will be the same as the basis of the Restricted Notes exchanged therefor immediately before the exchange.

In any event, persons considering the exchange of Restricted Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

For additional information, see “Risk Factors” and “Regulated Investment Company Classification” in Part 1A and Item 1 of Part 1, respectively, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated herein by reference.

FINANCIAL HIGHLIGHTS

The following table of financial highlights is intended to help a prospective investor understand the Company’s financial performance for the periods shown. The financial data set forth in the following table as of and for the year ended December 31, 2023 are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is incorporated by reference in this prospectus, certain documents incorporated by reference in this prospectus, or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which may be obtained from www.sec.gov or upon request. The Company’s unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, are incorporated by reference herein. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus, any documents incorporated by reference in this prospectus or the accompanying prospectus supplement, or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or Quarterly Report on Form 10-Q filed with the SEC.

The following are the financial highlights for one share of Common Shares outstanding for the nine months ended September 30, 2024:

Per Share Data(1)
Net asset value at beginning of period	$27.75
Net investment income(2)	3.11
Net realized and unrealized gains (loss)(2)	0.87

Total from operations	3.98

Net Common Share Issuance(3)	(0.03)
Dividends Declared(4)	(2.01)
Total increase (decrease) in net assets	1.94

Net Asset Value, End of Period	$29.69

Total return based on net asset value(5)	14.76%
Common shares outstanding, end of period	103,879,431
Ratios/Supplemental Data(6)
Ratio of gross expenses to average net assets without management fee waiver	12.56%
Ratio of net expenses to average net assets with management fee waiver	11.05%
Ratio of net investment income to average net assets without management fee waiver	12.31%
Ratio of net investment income to average net assets with management fee waiver	13.81%
Portfolio turnover rate	16.38%
Net assets, end of period	3,084,597

(1)	Table may not sum due to rounding.
(2)	The per share data was derived by using the weighted average Common Shares outstanding during the period.
(3)

The amount shown at this caption is the balancing amount derived from share issuances. The amount shown for share issuance will fluctuate due to the timing of share issuances and the weighting of average shares over the period.

(4)	The per share data was derived by using the actual shares outstanding at the date of the relevant transactions.
(5)

Total return based on net asset value is calculated as the change in net asset value per share during the period plus declared dividends, assuming reinvestment of dividends, divided by the beginning net asset value per share.

(6)	The ratios, excluding nonrecurring expenses, such as organization costs, are annualized.

The following are the financial highlights for one share of Common Shares outstanding for the year ended December 31, 2023:

Per Share Data(4)
Net asset value, beginning of period	$24.98
Net investment income(1)	3.69
Net realized and unrealized gain (loss)(1)	1.61

Total from operations	5.30
Net Common Share Issuance(3)	(0.12)
Dividends declared	(2.41)
Total increase (decrease) in net assets	2.77

Net Asset Value, End of Period	$27.75

Total return based on net asset value(2)	21.42%
Common shares outstanding, end of period	65,478,775
Ratios/Supplemental Data(5)
Ratio of gross expenses to average net assets without management fee waiver	12.96%
Ratio of gross expenses to average net assets with management fee waiver	11.35%
Ratio of net investment income to average net assets without management fee waiver	10.75%
Ratio of net investment income to average net assets with management fee waiver	12.36%
Portfolio turnover	4.46%
Net assets, end of period	1,817,067

(1)	The per share data was derived by using the weighted average Common Shares outstanding during the period.
(2)

Total return based on net asset value is calculated as the change in net asset value per share during the period plus declared dividends, assuming reinvestment of dividends, divided by the beginning net asset value per share.

(3)

The amount shown at this caption is the balancing amount derived from share issuances. The amount shown for share issuance will fluctuate due to the timing of share issuances and the weighting of average shares over the period.

(4)	Table may not sum due to rounding.
(5)

For the period from April 5th (Inception) through December 31, 2022, the ratios represent information on an annualized basis, except for nonrecurring expenses, such as organizational and offering expenses, which are not annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A of the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023, and Part I, Item 3 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 is incorporated herein by reference.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale or other transfer of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales or other transfers of such Exchange Notes. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of up to 180 days after the completion of the exchange offer, upon request of such broker-dealer, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resales or other transfers of Exchange Notes, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any resales or other transfers of Exchange Notes by such broker-dealers. Exchange Notes received by such broker-dealers for their own accounts pursuant to the exchange offer may be resold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any such broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” of the Exchange Notes within the meaning of the 1933 Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the 1933 Act. The accompanying Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the Exchange Notes within the meaning of the 1933 Act.

BUSINESS OF THE COMPANY

The information in “Business” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is incorporated herein by reference.

REGULATION OF THE COMPANY

The information in “Business—Regulation as a Business Development Company” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is incorporated herein by reference.

SENIOR SECURITIES

Information about our senior securities is shown as of the dates indicated in the below table. The report of our independent registered public accounting firm, KPMG LLP, on the senior securities table as of December 31, 2023, has been filed as an exhibit to the registration statement of which this prospectus is a part.

Class and Year/Period	Total Amount of Outstanding Exclusive of Treasury Securities(1) ($ in millions)	Asset Coverage Per Unit(2)	Involuntary Liquidating Preference Per Unit(3)	Average Market Value Per Unit(4)
Revolving Credit Facility
September 30, 2024 (unaudited)	$1,234.4	$1,874.1	—	N/A
December 31, 2023	$193.3	$2,456.0	—	N/A
December 31, 2022	$538.0	$2,016.2	—	N/A
Subscription Facility
September 30, 2024 (unaudited)	$951.3	$1,874.1	—	N/A
December 31, 2023	$1,054.7	$2,456.0	—	N/A
December 31, 2022	$—	$—	—	N/A
2029 Notes
September 30, 2024 (unaudited)	$744.0	$1,874.1	—	N/A
December 31, 2023	$—	$—	—	N/A
December 31, 2022	$—	$—	—	N/A
2030 Notes
September 30, 2024 (unaudited)	$599.1	$1,874.1	—	N/A
December 31, 2023	$—	$—	—	N/A
December 31, 2022	$—	$—	—	N/A

(1)	Total amount of each class of senior securities outstanding at carrying value, excluding the impact of deferred financing costs and hedge accounting relationships, at the end of the period presented.
(2)

Asset coverage per unit is the ratio of the carrying value of our total assets, less all liabilities excluding indebtedness represented by senior securities in this table, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness and is calculated on a consolidated basis.

(3)

The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it. The “-” in this column indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

(4)	Not applicable because the senior securities are not registered for public trading.

PORTFOLIO COMPANIES

The following table sets forth certain information as of September 30, 2024, for each portfolio company in which the Company had an investment. Percentages shown for class of securities held by the Company represent percentage of the class owned and do not necessarily represent voting ownership or economic ownership.

The board of trustees (the “Board of Trustees”) approved the valuation of the Company’s investment portfolio, as of September 30, 2024, at fair value as determined in good faith using a consistently applied valuation process in accordance with the Company’s documented valuation policy that has been reviewed and approved by the Board of Trustees, who also approve in good faith the valuation of such securities as of the end of each quarter. For more information relating to the Company’s investments, see the Company’s financial statements incorporated by reference in this prospectus.

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Debt Investments
Automotive
Truck-Lite Co., LLC (3) 20600 Civic Center Drive Southfield, MI 48076 USA	First-lien loan ($281,645 par, due 2/2031)	2/13/2024	SOFR + 5.75%	10.86%	$278,727	$280,864	9.1%
	First-lien revolving loan ($306 par, due 2/2031)	2/13/2024	SOFR + 5.75%	10.85%	32	230	0.0%

					278,759	281,094	9.1%

Business Services
Artisan Bidco, Inc.(3) 185 Devonshire Street Suite 100 Boston, MA 02110 USA	First-lien loan ($111,729 par, due 11/2029)	11/7/2023	SOFR + 7.00%	12.12%	109,450	111,729	3.6%
	First-lien loan (EUR 51,994 par, due 11/2029)	11/7/2023	E + 7.00%	10.54%	54,875	58,027 (EUR 51,994)	1.9%
Azurite Intermediate Holdings, Inc.(3) 17200 Laguna Canyon Road Irvine, CA 92618 USA	First-lien loan ($160,312 par, due 3/2031)	3/19/2024	SOFR + 6.50%	11.35%	157,173	158,531	5.1%
BCTO Ignition Purchaser, Inc.(3) 1801 West End Ave Suite 300 Nashville, TN 37203 USA	First-lien holdco loan ($116,954 par, due 10/2030)	4/18/2023	SOFR + 9.00%	14.28% PIK	114,525	119,293	3.9%
Crewline Buyer, Inc.(3) One Letterman Drive Building C, Suite 410 San Francisco, CA 94120	First-lien loan ($147,310 par, due 11/2030)	11/8/2023	SOFR + 6.75%	11.35%	143,585	146,903	4.8%
Dye & Durham Corp.(3)(4)(12) 199 Bay Street Suite: 4610 Toronto, Ontario M5L 1E9 Canada	First-lien loan ($957 par, due 4/2031)	4/4/2024	SOFR + 4.35%	8.95%	943	961	0.0%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Elements Finco Limited(3)(4) 4th Floor, Heathrow Approach 470 London Road Slough SL3 8QY United Kingdom	First-lien loan ($45,917 par, due 4/2031)	4/29/2024	SOFR + 4.75%	9.60%	45,533	45,802	1.5%
	First-lien loan (GBP 80,058 par, due 4/2031)	4/29/2024	S + 5.00%	9.97%	99,294	106,997 (GBP 79,768)	3.5%
Galileo Parent, Inc.(3) Prudential Tower, 800 Boylston Street Boston, MA 02199 USA	First-lien loan ($149,928 par, due 5/2030)	5/3/2023	SOFR + 7.25%	11.85%	146,339	151,427	4.9%
	First-lien revolving loan ($16,154 par, due 5/2030)	5/3/2023	SOFR + 7.25%	11.87%	15,614	16,389	0.5%
Lynx BidCo(3)(4) 21 Avenue Kleber 75016 Paris France	First-lien loan ($39,406 par, due 7/2031)	7/5/2024	SOFR + 7.11%	12.42% (incl. 5.61% PIK)	38,345	38,278	1.2%
	First-lien loan (EUR 16,568 par, due 7/2031)	7/5/2024	E + 7.11%	10.81% (incl. 5.61% PIK)	17,540	18,168 (EUR 16,279)	0.6%
OutSystems Luxco SARL(3)(4)(5) 28 Boulevard F.w. Raiffeisen 2411 Luxembourg	First-lien loan (EUR 3,004 par, due 12/2028)	12/8/2022	E + 5.75%	9.13%	3,120	3,408 (EUR 3,054)	0.1%
Price Fx Inc.(3)(4) LÄUtenring 16 85235 Pfaffenhofen Germany	First-lien loan (EUR 910 par, due 10/2029)	10/27/2023	E + 7.00%	10.69%	965	1,016 (EUR 910)	0.0%
USA DeBusk, LLC(3) 1005 West 8th Street Deer Park, TX 77536	First-lien loan ($103,740 par, due 4/2031)	4/30/2024	SOFR + 5.25%	9.87%	102,022	102,719	3.3%
	First-lien revolving loan ($7,084 par, due 4/2030)	4/30/2024	SOFR + 5.25%	9.97%	6,893	6,981	0.2%
Wrangler TopCo, LLC(3) 9171 Towne Center Drive Suite 200 San Diego, CA 92122	First-lien loan ($124,248 par, due 9/2029)	7/7/2023	SOFR + 6.00%	10.92%	121,553	125,815	4.1%

					1,177,769	1,212,444	39.2%

Chemicals
Erling Lux Bidco SARL(3)(4) 1-3 Boulevard De La Foire 1528 Luxembourg Luxembourg	First-lien loan (EUR 7,239 par, due 9/2028)	9/6/2022	E + 7.00%	10.64%	6,928	8,286 (EUR 7,425)	0.4%
	First-lien loan (GBP 15,192 par, due 9/2028)	9/6/2022	S + 7.00%	11.95%	17,449	20,633 (GBP 15,382)	0.7%
	First-lien revolving loan (GBP 312 par, due 9/2028)	9/6/2022	S + 7.00%	11.95%	378	423 (GBP 316)	0.0%
	First-lien loan (NOK 7,427 par, due 9/2028)	9/6/2022	N + 7.00%	11.77%	710	714 (NOK 7,520)	0.0%

					25,465	30,056	1.1%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Communications
Aurelia Netherlands MidCo 2 B.V.(3)(4) Grensen 5 Oslo Norway	First-lien loan (EUR 201,909 par, due 5/2031)	5/22/2024	E + 5.75%	9.55%	214,132	225,340 (EUR 201,909)	7.3%
Babylon Finco Limited(3)(4) 5th Floor 100 Wood Street London EC2V 7AN United Kingdom	First-lien loan ($89,521 par, due 1/2031)	1/26/2024	SOFR + 6.25%	11.53%	86,826	88,195	2.9%
Banyan Software Holdings, LLC(3)(4) Bloor Street East Suite 1804 Toronto, Ontario Canada	First-lien loan ($78,971 par, due 10/2026)	1/27/2023	SOFR + 7.35%	12.20%	77,593	80,551	2.6%
	First-lien loan ($32,392 par, due 10/2026)	1/26/2024	SOFR + 6.25%	11.12%	31,331	32,142	1.0%

					409,882	426,228	13.8%

Education
Kangaroo Bidco AS(3)(4) Fridtjof Nansens Plass 7, Oslo, 0160, Norway	First-lien loan ($157,500 par, due 11/2030)	11/2/2023	SOFR + 7.00%	12.29%	153,099	160,650	5.2%
Electronics
Sapphire Software Buyer, Inc.(3) 800 District Avenue Suite 201 Burlington, MA 01803-5061 United States	First-lien loan ($222,973 par, due 9/2031)	9/30/2024	SOFR + 5.00%	9.25%	220,473	220,473	7.1%
Financial Services
Alaska Bidco Oy(3)(4) Linnoitustie 6 02600, Norway	First-lien loan (EUR 727 par, due 5/2030)	5/30/2023	E + 5.75%	9.10%	758	822 (EUR 737)	0.0%
BCTO Bluebill Buyer, Inc.(3)(5) 6100 W. 96th Street, Suite 100 Indianapolis, IN 46278	First-lien loan ($7,676 par, due 7/2029)	7/20/2023	SOFR + 6.25%	11.50%	7,443	7,676	0.2%
BTRS Holdings, Inc.(3) 1009 Lenox Drive Suite 101 Lawrenceville, NJ 08648	First-lien loan ($145,509 par, due 12/2028)	12/16/2022	SOFR + 8.00%	12.86%	142,457	146,964	4.8%
	First-lien revolving loan ($5,422 par, due 12/2028)	12/16/2022	SOFR + 7.25%	12.31%	5,118	5,566	0.2%
CLGF HoldCo 2, LLC(3)(4) 14600 NW Greenbrier Pkwy Beaverton, OR 97006 USA	First-lien loan ($97,902 par, due 11/2027)	11/7/2023	SOFR + 8.50%	13.10%	96,409	98,147	3.2%
	Second-lien loan ($83,916 par, due 11/2028)	11/7/2023	SOFR + 12.00%	16.60%	78,521	84,336	2.7%
Fullsteam Operations LLC(3) 540 Devall Drive Suite 301 Auburn, AL 36832	First-lien loan ($90,253 par, due 11/2029)	11/27/2023	SOFR + 8.40%	13.46%	87,442	90,626	2.9%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
GreenShoot BidCo B.V.(3)(4) Prinsengracht 769 A 1017JZ Amsterdam Netherlands	First-lien loan (EUR 5,107 par, due 5/2030)	5/28/2024	E + 5.75%	9.27%	5,409	5,623 (EUR 5,038)	0.2%
Ping Identity Holding Corp.(3) 1001 17th Street, Suite 100 Denver, CO 80202	First-lien loan ($136,364 par, due 10/2029)	10/17/2022	SOFR + 6.75%	11.35%	133,908	137,727	4.5%
Volante Technologies, Inc. Harborside 5 185 Hudson Street, Suite 1605 Jersey City, NJ 07311	First-lien loan ($2,948 par, due 9/2028)	9/29/2023	16.50%	16.50% PIK	2,928	3,021	0.1%

					560,393	580,508	18.8%

Healthcare
Edge Bidco B.V(3)(4)(5) De Lairessestraat 145 1075 HJ Amsterdam Netherlands	First-lien loan (EUR 5,947 par, due 2/2029)	2/24/2023	E + 6.75%	10.10%	6,210	6,772 (EUR 6,068)	0.2%
Raptor US Buyer II Corp.(3)(5) 205 West Wacker Drive, Suite 1800 Chicago, IL 60606	First-lien loan ($115,134 par, due 3/2029)	3/24/2023	SOFR + 6.25%	11.16%	112,182	116,328	3.8%
SL Buyer Corp.(3)(5) 111 South Wood Avenue Iselin, NJ 08830	First-lien loan ($3,668 par, due 7/2029)	7/7/2023	SOFR + 7.75%	13.00%	3,534	3,646	0.1%

					121,926	126,746	4.1%

Hotel, Gaming, and Leisure
Equinox Holdings, Inc. 31 Hudson Yards New York, NY 10001	First-lien loan ($196,292 par, due 3/2029) (3)	3/8/2024	SOFR + 8.25%	12.85% (incl. 4.13% PIK)	193,586	195,802	6.3%
	Second-lien loan ($9,025 par, due 6/2027)	3/13/2024	16.00%	16.00% PIK	8,813	9,183	0.3%
Sport Alliance GmbH(3)(4) Raboisen 6 20095 Hamburg Germany	First-lien loan (EUR 4,448 par, due 4/2030)	4/10/2024	E + 7.25%	10.74% (incl. 3.88% PIK)	4,659	4,880 (EUR 4,372)	0.2%

					207,058	209,865	6.8%

Human Resource Support Services
bswift, LLC(3)(5) 500 W. Monroe Suite 3800 Chicago, IL 60661 USA	First-lien loan ($139,902 par, due 11/2028)	11/7/2022	SOFR + 6.38%	11.68%	136,608	141,651	4.6%
HireVue, Inc.(3) 10876 South River Front Parkway Suite 500 South Jordan, UT 84095 USA	First-lien loan ($110,055 par, due 5/2029)	5/3/2023	SOFR + 7.25%	12.50%	107,603	111,431	3.6%
	First-lien revolving loan ($5,746 par, due 5/2029)	5/3/2023	SOFR + 7.25%	12.38%	5,431	5,922	0.2%
MadCap Software, Inc.(3)(5) 9171 Towne Centre Drive #335 San Diego, CA 92122	First-lien loan ($2,481 par, due 12/2026)	12/15/2023	SOFR + 6.10%	10.35%	2,437	2,457	0.1%

					252,079	261,461	8.5%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Insurance
Disco Parent, Inc.(3) 22 Boston Wharf Road Boston, MA 02210 USA	First-lien loan ($57,756 par, due 3/2029)	3/30/2023	SOFR + 7.50%	12.56%	56,567	58,391	1.9%
Internet Services
Arrow Buyer, Inc.(3) 12 East 49th Street Tower 49 New York, NY 10017	First-lien loan ($128,889 par, due 7/2030)	6/30/2023	SOFR + 5.75%	10.35%	125,867	129,635	4.2%
Coupa Holdings, LLC (3) 1855 S. Grant Street San Mateo, CA 94402 USA	First-lien loan ($129,249 par, due 2/2030)	2/27/2023	SOFR + 5.50%	10.75%	126,479	131,494	4.3%
Hippo XPA Bidco AB(3)(4) Stora Varvsgatan 11 B, 211 74 Malmö, Sweden	First-lien loan (SEK 79,513 par, due 2/2031)	2/20/2024	STIBOR + 6.50%	9.92% (incl. 3.50% PIK)	7,486	7,771 (SEK 78,777)	0.3%
	First-lien loan (EUR 2,450 par, due 2/2031)	2/20/2024	E + 6.50%	9.87% (incl. 3.50% PIK)	2,577	2,714 (EUR 2,432)	0.1%
Merit Software Finance Holdings, LLC3) 2057-A Green Bay Rd. Unit #A 109 Highland Park, IL 60035 USA	First-lien loan ($10,714 par, due 6/2029)	6/20/2024	SOFR + 7.50%	12.42%	10,363	10,414	0.3%
SMA Technologies Holdings, LLC(3)(5) 14237 East Sam Houston Parkway N. Suite 200-314 Houston, TX 77044 USA	First-lien loan ($5,667 par, due 10/2028)	10/31/2022	SOFR + 6.75%	12.00%	5,500	5,780	0.2%

					278,272	287,808	9.4%

Manufacturing
Aptean, Inc.(3) 4325 Alexander Drive. Suite 100 Alpharetta, GA	First-lien loan ($115,634 par, due 1/2031)	1/30/2024	SOFR + 5.25%	10.10%	114,415	115,285	3.8%
ASP Unifrax Holdings, Inc.(12) 600 Riverwalk Parkway Suite 120 Tonawanda, NY 14150 USA	First-lien loan ($3,408 par, due 9/2029) (3)	9/30/2024	SOFR + 7.75%	12.35% (incl. 4.75% PIK)	3,331	3,417	0.1%
	Second-lien note ($1,993 par, due 9/2029)	8/31/2023	7.10%	7.10% (incl. 1.25% PIK)	1,488	1,355	0.0%
Avalara, Inc.(3) 255 South King Street #1200 Seattle, WA 98104	First-lien loan ($136,364 par, due 10/2028)	10/19/2022	SOFR + 6.25%	10.85%	133,833	138,239	4.5%
Heritage Environmental Services, Inc.(3) 6510 Telecom DR, Suite 400 Indianapolis, IN 46278	First-lien loan ($132,012 par, due 1/2031)	1/31/2024	SOFR + 5.50%	10.75%	131,277	133,150	4.3%
	First-lien loan ($16,608 par, due 1/2031)	1/31/2024	SOFR + 5.00%	9.64%	16,527	16,608	0.5%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Skylark UK DebtCo Limited(3)(4) 4th Floor 100 Pall Mall London SW1Y 5NQ United Kingdom	First-lien loan ($56,651 par, due 9/2030)	9/7/2023	SOFR + 5.75%	10.35%	55,259	56,934	1.8%
	First-lien loan (GBP 57,691 par, due 9/2030)	9/7/2023	S + 5.75%	10.76%	69,659	77,899 (GBP 58,075)	2.5%
	First-lien loan (EUR 16,819 par, due 9/2030)	9/7/2023	E + 5.75%	9.10%	17,566	18,865 (EUR 16,903)	0.6%
Varinem German BidCo GmbH(3)(4) Max-Joseph-Str. 2 80333 Munich Germany	First-lien loan (EUR 12,696 par, due 7/2031)	7/11/2024	E + 6.00%	9.67%	13,677	14,079 (EUR 12,615)	0.5%

					557,032	575,831	18.6%

Oil, Gas and Consumable Fuels
Laramie Energy, LLC(3) 730 17th Street Denver, CO 80202	First-lien loan ($97,561 par, due 2/2027)	2/21/2023	SOFR + 7.10%	11.95%	96,396	98,781	3.2%
Mach Natural Resources LP(3)(4) 14201 Wireless Way Suite 300 Oklahoma City, OK 73134	First-lien loan ($118,750 par, due 12/2026)	12/28/2023	SOFR + 6.65%	11.25%	116,919	118,750	3.9%

					213,315	217,531	7.1%

Other
Scorpio Bidco(3)(4) 3 BD De Sebastopol 75001 Paris France	First-lien loan (EUR 75,326 par, due 4/2031)	4/4/2024	E + 5.75%	9.60%	80,055	83,063 (EUR 74,426)	2.7%
Pharmaceuticals
Apellis Pharmaceuticals, Inc.(3)(4) 100 5th Avenue Waltham, MA 02451, USA	First-lien loan ($157,895 par, due 5/2030)	5/13/2024	SOFR + 5.75%	10.35%	157,895	158,895	5.2%
Arrowhead Pharmaceuticals, Inc.(4) 177 East Colorado Boulevard Suite 700 Pasadena, CA 91105 USA	First-lien loan ($134,701 par, due 8/2031)	8/7/2024	15.00%	15.00%	133,398	134,701	4.4%

					291,293	293,596	9.6%

Real Estate
Cirrus (BidCo) Limited(3)(4)(5) Third Floor Arena Court, Crown Lane Maidenhead SL6 8QZ United Kingdom	First-lien loan (GBP 667 par, due 8/2030)	8/9/2024	S + 6.25%	11.20% (incl. 3.00% PIK)	824	871 (GBP 649)	0.0%
Retail and Consumer Products
Acosta(3)(12) 6600 Corporate Center Parkway Jacksonville, FL 32216 USA	First-lien loan ($182,000 par, due 8/2031)	8/20/2024	SOFR + 5.60%	10.73%	178,376	178,360	5.8%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Bed Bath and Beyond Inc.(3)(11) 650 Liberty Avenue Union, NJ 07083	ABL FILO term loan ($17,805 par, due 8/2027)	9/2/2022	SOFR + 9.90%	14.75%	17,510	16,380	0.5%
	Roll Up DIP term loan ($45,128 par)	4/24/2023	SOFR + 7.90%	12.75% PIK	45,128	41,517	1.3%
	Super-Priority DIP term loan ($7,456 par)	4/24/2023	SOFR + 7.90%	12.75%	7,456	6,859	0.2%
Belk, Inc.(3) 2801 West Tyvola Road Charlotte, NC 28217 USA	First-lien loan ($195,000 par, due 7/2029)	7/22/2024	SOFR + 7.00%	12.28%	192,010	192,563	6.2%
Commercehub, Inc.(3) 800 Troy-Schenectady Rd Suite 100 Latham, NY 12110	First-lien loan ($147,375 par, due 12/2027)	11/15/2022	SOFR + 6.25%	11.35%	140,132	141,112	4.6%
PDI TA Holdings, Inc.(3) 4001 Central Pointe Parkway Bldg 200 Temple, TX 76504	First-lien loan ($129,858 par, due 2/2031)	2/1/2024	SOFR + 5.25%	10.46%	127,609	129,858	4.2%
Rapid Data GmbH Unternehmensberatung(3)(4) Agricolastr. 54 30952 Ronnenberg Germany	First-lien loan (EUR 4,495 par, due 7/2029)	7/11/2023	E + 6.25%	9.96%	4,706	5,090 (EUR 4,561)	0.2%

					712,927	711,739	23.0%

Transportation
Ben Nevis Midco Limited(3)(4) 8th Floor 20 Farringdon Street London EC4A 4AB	First-lien loan ($72,693 par, due 3/2028)	3/26/2024	SOFR + 5.50%	10.42%	71,519	71,943	2.3%
Shiftmove GmbH (3)(4)(5) Warschauer Straße 57 10243 Berlin Germany	First-lien loan (EUR 14,167 par, due 9/2030)	9/30/2024	E + 6.00%	9.35%	15,309	15,308 (EUR 13,717)	0.5%

					86,828	87,251	2.8%

Total Debt Investments					5,684,016	5,825,606	188.8%

Equity and Other Investments
Automotive
Clarience Technologies, LLC(8)(10) 20600 Civic Center Drive Southfield, MI 48076 USA	Class A Units (2,666 units)	2/12/2024			6,557	6,508	0.2%	0.4%
Business Services
Artisan Topco LP(8)(10) 185 Devonshire Street Suite 100 Boston, MA 02110 USA	Class A Preferred Units (7,882,736 units)	11/7/2023			7,883	6,602	0.2%	0.8%
Insight Hideaway Aggregator, L.P.(8)(10) 17200 Laguna Canyon Road Irvine, CA 92618 USA	Partnership Interest (2,170,139 units)	3/19/2024			21,701	21,701	0.7%	0.8%

Company(1)(9)	Investment	Initial Acquisition Date	Reference Rate and Spread	Interest Rate	Amortized Cost(2)(7)	Fair Value(6)	Percentage of Net Assets	Percentage of Class Held
Newark FP Co-Invest, L.P.(8)(10) One Letterman Drive Building C, Suite 410 San Francisco, CA 94120	Partnership (8,555,356 units)	11/8/2023			8,572	7,757	0.3%	1.2%
Warrior TopCo LP (8)(10) 9171 Towne Center Drive Suite 200 San Diego, CA 92122	Class A Units (9,576,271 units)	7/7/2023			9,576	12,473	0.4%	2.6%

					47,732	48,533	1.6%

Financial Services
AF Eagle Parent, L.P.(8)(10) 540 Devall Drive Suite 301 Auburn, AL 36832	Partnership Units (337,024 units)	11/27/2023			11,364	11,364	0.3%	0.7%
CLGF Holdings, L.P. (4)(8)(10) 14600 NW Greenbrier Pkwy Beaverton, OR 97006 USA	Warrants (8,358,075 warrants)	11/7/2023			4,575	7,776	0.3%	1.9%

					15,939	19,140	0.6%

Healthcare
Raptor US Buyer II Corp.(8) 205 West Wacker Drive, Suite 1800 Chicago, IL 60606	Ordinary Shares (128,321 shares)	3/24/2023			12,876	12,876	0.4%	3.3%
Human Resource Support Services
bswift, LLC(8) 500 W. Monroe Suite 3800 Chicago, IL 60661 USA	Class A-1 Units (7,606,491 units)	11/7/2022			7,606	13,920	0.5%	1.7%
Internet Services
SMA Technologies Holdings, LLC(8) 14237 East Sam Houston Parkway N. Suite 200-314 Houston, TX 77044 USA	Class A Units (200 units)	11/21/2022			200	245	0.0%	0.2%
	Class B Units (142,038 units)	11/21/2022			—	—	0.0%	0.1%

					200	245	0.0%

Total Equity and Other Investments					90,910	101,222	3.3%

Total Investments					$5,774,926	$5,926,828	192.1%

(1)

Unless otherwise indicated, the Company’s portfolio companies are domiciled in the United States. Under the 1940 Act, the Company would “control” a portfolio company if the Company owned more than 25% of its outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company. As of September 30, 2024, the Company does not “control” any of the portfolio companies. Also under the 1940 Act, the Company would be deemed to be an “Affiliated Person” of a portfolio company if the Company owns more than 5% of the portfolio company’s outstanding voting securities. As of September 30, 2024, the Company does not identify any of its portfolio companies as affiliates.

(2)	The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(3)

Investment contains a variable rate structure, subject to an interest rate floor. Variable rate investments bear interest at a rate that may be determined by reference to either Euro Interbank Offer Rate (“Euribor” or “E”), Term Secured Overnight Financing Rate (“SOFR”), which may also contain a credit spread adjustment depending on the tenor election, Sterling Overnight Interbank Average Rate (“SONIA” or “S”), the Norwegian Interbank Offered Rate (“NIBOR” or “N”), Stockholm Interbank Offered Rate (“STIBOR”), or an

alternate base rate (which can include the Federal Funds Effective Rate or the Prime Rate or “P”), all of which include an available tenor, selected at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect at September 30, 2024.
(4)

This portfolio company is not a qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, the Company may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of total assets. Non-qualifying assets represented 26.8% of total assets as of September 30, 2024.

(5)

In addition to the interest earned based on the stated interest rate of this investment, which is the amount reflected in this schedule, the Company may be entitled to receive additional interest as a result of an arrangement with other members in the syndicate to the extent an investment has been allocated to “first out” and “last out” tranches, whereby the “first out” tranche will have priority as to the “last out” tranche with respect to payments of principal, interest and any amounts due thereunder and the Company holds the “last out” tranche.

(6)

In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC Topic 820”), unless otherwise indicated, the fair values of all investments were determined using significant unobservable inputs and are considered Level 3 investments.

(7)

As of September 30, 2024, the estimated cost basis of investments for U.S. federal tax purposes was $5,796,984 resulting in estimated gross unrealized gains and losses of $165,862 and $67,260, respectfully.

(8)	This investment is non-income producing.
(9)	Certain portfolio company investments are subject to contractual restrictions on sales.
(10)

All or a portion of this security was acquired in a transaction exempt from registration under the Securities Act, and may be deemed to be “restricted securities” under the Securities Act. As of September 30, 2024, the aggregate fair value of these securities is $61,708, or 2.0% of the Company’s net assets.

(11)

In addition to the principal amount outstanding and accrued interest owed on this investment, the Company is entitled to a separate Make-Whole Amount (the “Make-Whole”) of $24.1 million. The Make-Whole is a contractual obligation of the borrower and accrues interest on the balance outstanding. The Make-Whole is included on the Company’s Consolidated Balance Sheet within other assets, net of any valuation allowance. Given uncertainty relating to collectability of the Make-Whole, the Company has applied a full valuation allowance against the amount of the Make-Whole balance outstanding.

(12)	This investment is valued using observable inputs and is considered a Level 2 investment.

FINANCIAL STATEMENTS

The information in “Consolidated Financial Statements and Supplementary Data” in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and “Financial Statements” in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 is incorporated herein by reference. The financial data should be read in conjunction with the Company’s consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as incorporated by reference herein.

MANAGEMENT

The information in “Trustees, Executive Officers and Corporate Governance” in Part III, Item 10, “Executive Compensation” in Part III, Item 11 and “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in Part III, Item 12 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are incorporated herein by reference.

PORTFOLIO MANAGEMENT

Portfolio Management

The Adviser manages our day-to-day operations and provides us with investment advisory and management services and certain administrative services. We consider Joshua Easterly to be our portfolio manager who is primarily responsible for the day-to-day management of our portfolio. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference herein, for the biographical information of the Company’s portfolio manager.

The Company’s portfolio manager does not receive any direct compensation from us for serving is such capacity.

The table below shows the dollar range of common shares beneficially owned by our portfolio manager as of October 31, 2024:

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund(1)
Joshua Easterly	Over $	1,000,000

(1)	Dollar ranges are as follows: $0, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000, or over $1,000,000.

Other Accounts Managed

As of October 31, 2024, Joshua Easterly managed, or was a member of the management team for, the following client accounts:

Type of Account	Number of Accounts	Assets of Accounts (in millions)	Number of Accounts Subject to a performance Fee	Assets Subject to a performance Fee (in millions)
Registered Investment Companies	—	$—	—	$—
Pooled Investment Vehicles Other Than Registered Investment Companies(1)	123	$64.7 billion	111	$61.93 billion
Other Accounts	5	$3.79 billion	3	$2.82 billion

(1)	Includes management investment companies that have elected to be regulated as business development companies under the 1940 Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the Company may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of the independent trustees and, in some cases, the prior approval of the SEC. We, the Adviser and certain of our affiliates have received an exemptive order from the SEC that permits us, among other things, to co-invest with certain other persons, including certain affiliates of the Adviser and certain funds managed and controlled by the Adviser and its affiliates, subject to certain terms and conditions.

In addition, we and the Adviser have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code are permitted to invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. A copy of the code of ethics is available on the SEC’s website at www.sec.gov. Copies of the code of ethics may be obtained, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 9, 2024, information with respect to the beneficial ownership of our common shares by:

•	each person known to us to be expected to beneficially own more than 5% of the outstanding common shares; and

•	all of our trustees and executive officers as a group.

To our knowledge, as of December 9, 2024, there were no persons that owned 25% or more of our outstanding voting securities and no person would be deemed to control us, as such term is defined in the Investment Company Act.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of beneficial ownership is based on 104,908,823 common shares outstanding as of December 9, 2024. There are no common shares subject to options that are currently exercisable or exercisable within 60 days of the offering.

Ownership information for those persons, if any, who own, control or hold the power to vote, 5% or more of our shares is based upon Schedule 13D or Schedule 13G filings by such persons with the SEC and other information obtained from such persons, if available. Such ownership information is as of the date of the applicable filing and may no longer be accurate.

	Type of Ownership	Number	Percentage
Beneficial Owners of 5% or more
State of Michigan Retirement System(1)	Record/Beneficial	8,342,597	7.95%
Sixth Street Lending Partners Note Issuer, LLC(2)	Record/Beneficial	7,851,490	7.48%
Flourish Investment Corporation(3)	Record/Beneficial	6,518,500	6.21%
The Public Institution for Social Security(4)	Record/Beneficial	6,674,076	6.36%
All officers and Trustees as a group (16 persons)		9,279,519	8.85%

(1)

The principal address for State of Michigan Retirement System (“Michigan”) is 2501 Coolidge Road Suite 400 East Lansing, Michigan 48823. Information obtained from a Schedule 13G filed on January 22, 2024 by Michigan with the SEC reporting share ownership. Based on that filing and other information obtained from such persons, Michigan maintains the sole power to vote or dispose of 8,158,489 shares.

(2)

The principal address for Sixth Street Lending Partners Note Issuer, LLC (“Note Issuer”) is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201. Information obtained from a Schedule 13D filed on June 27, 2024 by Note Issuer with the SEC reporting share ownership. Based on that filing and other information obtained from such persons, Note Issuer maintains the sole power to vote or dispose of 7,851,490 shares.

(3)

The principal address for Flourish Investment Corporation (“Flourish”) is New Poly Plaza, No.1 Chaoyangmen Beidajie, Dongcheng District, Beijing 100010, People’s Republic of China. Information obtained from a Schedule 13G filed on February 2, 2024 by Flourish with the SEC reporting share ownership. Based on that filing and other information obtained from such persons, Flourish maintains the sole power to vote or dispose of 6,518,500 shares.

(4)

The principal address for The Public Institution for Social Security (“PIFSS”) is AlMurqab, Al-Soor St, Ta’aminat Building, Kuwait City 13104 Kuwait. Information obtained from a Schedule 13D filed on September 26, 2024 by PIFSS with the SEC reporting share ownership. Based on that filing and other information obtained from such persons, PIFSS maintains the sole power to vote or dispose of 6,526,790 shares.

The following table sets forth the dollar range of our equity securities as of October 31, 2024.

Name of Trustee	Dollar Range of Equity Securities in the Fund(1)(2)
Interested Trustees(1)
Joshua Easterly	Over $100,000
Jennifer Gordon	Over $100,000
David Stiepleman	Over $100,000
Independent Trustees(1)
Richard Higginbotham	Over $100,000
Hurley Doddy	Over $100,000
Judy Slotkin	Over $100,000
Ronald Tanemura	Over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned are: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000 or over $100,000.

DESCRIPTION OF OUR SHARES

The following description is based on relevant portions of Delaware law and on our Declaration of Trust and bylaws. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our bylaws for a more detailed description of the provisions summarized below.

General

The terms of the Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) authorize an unlimited number of common shares. There is currently no market for the common shares, and there can be no assurance that a market for the common shares will develop in the future.

Outstanding Securities

Title of Class	Amount Authorized	Amount Held by Fund for its Account	Amount Outstanding as of December 9, 2024
Common shares of beneficial interest, par value $0.001	Unlimited	—	104,908,823

Common Shares

Under the terms of the Company’s Declaration of Trust, all common shares, when they are issued in accordance with the terms of the Declaration of Trust, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to shareholders if, as and when authorized by our Board of Trustees and declared by us out of funds legally available therefore. Except as may be provided by our Board of Trustees in setting the terms of classified or reclassified shares, our common shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of our liquidation, dissolution or winding up, each of our common shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each whole share of our common shares will be entitled to one vote (and each fractional share of the common shares will be entitled to a proportionate fractional vote) on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the shareholders have no power to vote on any matter except matters on which a vote of shareholders is required by the 1940 Act, the Declaration of Trust or resolution of the trustees or, after an exchange listing, by any applicable stock exchange. There will be no cumulative voting in the election or removal of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each trustee will be elected by a plurality of the votes cast with respect to such trustee’s election. Pursuant to, and in accordance with, the Company’s Declaration of Trust, our Board of Trustees may amend the Declaration of Trust to alter the vote required to elect trustees.

Preferred Shares

Under the terms of the Declaration of Trust, our Board of Trustees is authorized to issue preferred shares in one or more series without Shareholder approval. Prior to the issuance of shares of each series, our Board of Trustees is required by the Declaration of Trust to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for each series. The 1940 Act limits our flexibility as certain rights and preferences of the preferred shares require, among other things: (i) immediately after issuance and before any distribution is made with respect to shares, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and preferred shares, of at least 150%; and (ii) the holders of preferred shares, if any are issued, must be entitled as a class to elect two Trustees at all times and to elect a majority of the Trustees if and for so long as dividends on the preferred shares are unpaid in an amount equal to two full years of dividends on the preferred shares.

Transfer and Resale Restrictions

To the fullest extent permitted by law, prior to an Exchange Listing (or such other time pursuant to any agreements between the Company and shareholders), shareholders may not sell, assign, transfer or otherwise dispose of (a “Transfer”) any common shares unless (i) the Adviser, in its sole discretion, gives its consent and, if required by our lending arrangements, our lenders give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on our books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder.

Redemptions by the Company

Each common share is subject to redemption (out of the assets of the Company) by the Company at the redemption price equal to the then current NAV per common share of the Company determined in accordance with the Declaration of Trust at any time if the trustees determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s subscription agreement with the Company, and upon such redemption the holders of the common shares so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed as a Delaware statutory trust and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, the purpose of the Company is to conduct, operate and carry on the business of a business development company within the meaning of the 1940 Act. In furtherance of the foregoing, it shall be the purpose of the Company to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a business development company regulated under the 1940 Act and which may be engaged in or carried on by a statutory trust organized under the Delaware Statutory Trust Statute, and in connection therewith the Company shall have the power and authority to engage in the foregoing and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware statutory trust.

Agreement to be Bound by the Declaration of Trust; Power of Attorney

By subscribing for the common shares, investors will be deemed to have agreed to be bound by the terms of the Declaration of Trust. Pursuant to the Declaration of Trust, each shareholder and each person who acquires common shares from a shareholder grants to the Trustees and the officers of the Company (and any substitute or successor Trustees or any substitute or successor officer of the Company) (and, if appointed, any liquidator of the Company) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Board of Trustees the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Declaration of Trust.

Actions by Shareholders

The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Company is not required to hold annual meetings and does not intend to do so. Special meetings called by the trustees will be limited to the purposes for any such special meeting set forth in the notice thereof. Special meetings shall be called by any trustee for any proper purpose upon written request of shareholders of the Company holding in the aggregate not less than thirty-three and one-third percent (331/3%) of the outstanding common shares of the Company, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any trustee at the request of shareholders for the purpose of electing trustees or removing the Adviser, written request of shareholders of the Company holding in the aggregate not less than fifty-one percent (51%) of the outstanding common shares of the Company or class or series of common shares having voting rights on the matter shall be required. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting.

A trustee may be removed for cause only by action taken by a majority of the remaining trustees (or in the case of the removal of a trustee that is not an “interested person” as defined in the 1940 Act, a majority of the remaining trustees that are not “interested persons” as defined in the 1940 Act) and by the holders of at least a majority of the common shares then entitled to vote in an election of such trustee.

Amendment of the Declaration of Trust; No Approval by Shareholders

The trustees may, without shareholder vote, amend or otherwise supplement the Declaration of Trust. Shareholders shall only have the right to vote: (i) on any amendment to the amendment provision of the Declaration of Trust, (ii) on any amendment that would adversely affect the powers, preferences or special rights of the common shares as determined by the trustees in good faith and (iii) on any amendment submitted to them by the trustees. In addition, notwithstanding anything to the contrary in the Declaration of Trust, in connection with an exchange listing, the trustees may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation to classify the Board of Trustees, to permit annual meetings of shareholders, to impose advance notice provisions for the bringing of shareholder nominations or proposals, to impose super-majority approval for certain types of transactions, to impose “control share” type provisions and to otherwise add provisions that may be deemed adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board of Trustees present (a quorum being present) at a meeting for adoption or, without a meeting, written consent to the amendment by the number of trustees required for approval at a meeting of the trustees at which all of the trustees are present and voted.

Merger, Conversion, Sale or Other Disposition of Assets

The Board of Trustees may, without the approval of holders of our outstanding common shares, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets. The Board of Trustees also may, without the approval of holders of our outstanding common shares, cause and approve a merger, conversion or other reorganization of the Company. For example, upon consummation of an exchange listing, the Board of Trustees is able to cause the Company to reorganize as a Maryland Corporation. The Board of Trustees may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without shareholder approval. Shareholders are not entitled to dissenters’ rights of appraisal under the Declaration of Trust or applicable Delaware law in the event of a merger, conversion or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event. Notwithstanding the foregoing, shareholders will be given an opportunity to vote on such a transaction if required by the 1940 Act or if such a transaction is otherwise reasonably anticipated to result in a material dilution of the NAV per Share of the Company.

Derivative Actions

No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No shareholder may maintain a derivative action on behalf of the Company unless holders of a certain percentage of the outstanding common shares, as disclosed in our Declaration of Trust, join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board of Trustees to bring the subject action unless an effort to cause the Board of Trustees to bring such an action is not likely to succeed; and a demand on the Board of Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Board of Trustees, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board of Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board of Trustees shall be entitled to retain counsel and other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Company for the expense of any such counsel and advisors in the event that the Board of Trustees determines not to bring such action. The conditions on a shareholder’s ability to bring a derivative action do not apply to claims arising under the federal securities laws. For purposes of this paragraph, the Board of Trustees may designate a committee of one or more trustees to consider a shareholder demand.

In addition to all suits, claims or other actions (collectively, “claims”) that under applicable law must be brought as derivative claims, each shareholder agrees that any claim that affects all shareholders of the Company or any series or class equally, that is, proportionately based on their number of common shares in the Company or in such series of class, must be brought as a derivative claim subject to the derivative actions section of the Declaration of Trust irrespective of whether such claim involves a violation of the shareholder’s rights under the Declaration of Trust or any other alleged violation of contractual or individual rights that might otherwise give rise to a direct claim.

Exclusive Delaware Jurisdiction

Each trustee, each officer and, except as otherwise agreed in writing by the Company, the Adviser and/or affiliates of the Adviser, each person legally or beneficially owning a common share or an interest in a common share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the bylaws of the Company, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board of Trustees, or of officers or the Board of Trustees to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Board of Trustees or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute, the Declaration of Trust or the bylaws of the Company relating in any way to the Company (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under the Declaration of Trust, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. However, these exclusive forum provisions do not apply to claims arising under the federal securities laws.

Term of the Company

If the Company has not consummated an exchange listing within the 10-year anniversary of the Effective Date, subject to up to two one-year extensions if requested by the Adviser and approved by a majority of our Board, including a majority of our Independent Trustees, then our Board (subject to any necessary shareholder approvals and applicable requirements of the 1940 Act) will, within a reasonable period of time, wind down and/or liquidate and dissolve the Company.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP.

DIVIDEND REINVESTMENT PLAN

The information under the heading “Dividend Reinvestment Plan” in Part I, Item I of the Company’s Annual Report on Form 10-K for the fiscal year ended December   31, 2023, and Exhibit 10.4 thereto entitled “Dividend Reinvestment Plan” are incorporated herein by reference.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our securities and loan documents are held by State Street Bank and Trust Company pursuant to a custodian agreement and State Street Bank and Trust Company serves as our transfer agent, distribution paying agent and registrar. The principal business address of State Street Bank and Trust Company is One Lincoln Street, Boston, Massachusetts 02111.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we will generally acquire and dispose of our investments in privately negotiated transactions, we will infrequently use brokers in the normal course of our business. Subject to policies established by the Board of Trustees, if any, the Adviser will be primarily responsible for the execution of any publicly-traded securities portfolio transactions and the allocation of brokerage commissions. The Adviser does not expect to execute transactions through any particular broker or dealer, but will seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While the Adviser generally will seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Adviser may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if the Adviser determines in good faith that such commission is reasonable in relation to the services provided.

LEGAL MATTERS

Certain legal matters in connection with the common shares have been passed upon for the Company by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, as special counsel to the Company. Simpson Thacher & Bartlett LLP, Washington, DC, acts as counsel to the Company.

EXPERTS

The consolidated financial statements of Sixth Street Lending Partners as of December 31, 2023 and 2022, and for the year ended December 31, 2023, and for the period from April 5, 2022 (inception) to December 31, 2022, incorporated by reference in this registration statement, have been audited by KPMG LLP, an independent registered public accounting firm, located at 345 Park Avenue, New York, NY 10154. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These filings are available to the public from the SEC’s website at www.sec.gov.

Our website address is https://sixthstreetlendingpartners.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5, our trustees and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and businesses. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

INCORPORATION BY REFERENCE

We incorporate by reference the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 16, 2024;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2024, June  30, 2024 and September 30, 2024, filed with the SEC on May 3, 2024, August 2, 2024 and November 6, 2024, respectively; and

•

our Current Reports on Form 8-K filed with the SEC on  February  9, 2024, March  6, 2024, March  8, 2024, March  15, 2024, March  29, 2024, June  14, 2024, June  21, 2024, June  27, 2024, September  13, 2024, September  20, 2024 and September 27, 2024 (other than any information furnished rather than filed).

Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website at https://sixthstreetlendingpartners. com, or by writing or telephoning us at the following address:

Sixth Street Lending Partners

2100 McKinney Avenue, Suite 1500,

Dallas, TX 75201

(469) 621-3001